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                                                             EXHIBIT 23






                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
American Technical Ceramics Corp.:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-50913 and No. 333-76582) of American Technical Ceramics Corp., of our report, dated September 3, 2003, relating to the consolidated balance sheets of American Technical Ceramics Corp. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended June 30, 2003, which report appears in the 2003 Annual Report on Form 10-K of American Technical Ceramics Corp.




                                                           /s/ KPMG LLP


Melville, New York
September 25 2003